EXHIBIT 99.1

Investor Relations Contacts:	Public Relations Contact:

John V. Harker	John Fread
Chief Executive Officer	Global Public Relations
InFocus Corporation	InFocus Corporation
(503) 685-8602	(503) 685-8170

Mike Yonker
Chief Financial Officer
InFocus Corporation
(503) 685-8603

InFocus® Announces First Quarter 2003 Financial Results

WILSONVILLE, Ore., April 30, 2003 – InFocus® Corporation (Nasdaq: INFS) (OSE: IFC) today announced first quarter revenues of $145.1 million and a net loss of $12.5 million, or ($.32) a diluted share.

Quarterly GAAP Earnings Comparison

First quarter GAAP 2003 net loss was $12.5 million, compared to a net loss of $48.1 million in the fourth quarter and a net loss of $7.9 million in the first quarter of 2002.  GAAP loss per share was ($0.32), compared to ($1.22) in the fourth quarter and ($.20) in the first quarter of 2002.  Fully diluted shares outstanding were 39.3 million in the first quarter of 2003 and fourth quarter of 2002 and 39.2 million in the first quarter of 2002.

Quarterly Operating Earnings Comparison Excluding Fourth Quarter Restructuring and Non-Recurring Items

First quarter net loss of $12.5 million compared to a fourth quarter proforma net loss of $2.3 million, which excludes the impact of restructuring charges and other non-recurring expenses.  First quarter loss per share of ($0.32) compared to a proforma net loss of ($0.06) in the fourth quarter.  There were no restructuring charges or other non-recurring expenses in the first quarter of 2003.

Quarterly Revenue and Unit Comparisons

First quarter revenues of $145.1 million decreased 20 percent from fourth quarter revenues of $181.3 million and decreased 8 percent from $156.9 million in the first quarter of 2002.  Unit shipments in the first quarter were down 13 percent compared to the fourth quarter, but were up 23 percent compared to the first quarter of 2002.

“Our operating results were negatively impacted by aggressive price competition brought on by continuing oversupply in the industry and uncertain global economic conditions highlighted by the war in Iraq,” commented John V. Harker, Chairman, President and CEO.   “First quarter revenues were down primarily due to weakness in our branded professional projector business across all geographic regions.  In addition, we also experienced a mix shift towards the value priced entry-level SVGA space.  Despite the quarter-to-quarter decline in total units shipped, preliminary indications are we increased our global market share slightly during the quarter.  Our balance sheet continues to be strong with $98 million in cash and equivalents and no debt,” Harker continued.

Gross margins of 16.6 percent in the first quarter decreased 3.6 percent from 20.2 percent in the fourth quarter.  Contributing to the decrease in margins were aggressive average sales price declines, a mix-shift to value-priced SVGA products, and fixed manufacturing costs spread over lower revenue, partially offset by product cost reductions and reductions in overhead spending.

Operating expenses of $36.2 million decreased $4.4 million from $40.6 million in the fourth quarter, excluding restructuring and non-recurring items.  General and administrative expense was down $2.9 million due primarily to lower bad debt expense on doubtful accounts receivable and lower expenses associated with the implementation of Oracle information systems in Europe.  Research and development expense was down $0.7 million and selling and marketing expense was down $0.8 million, both driven by fewer product launches during the first quarter.

Income Tax Expense of $1.0 million was incurred in the quarter due to taxable income in foreign jurisdictions.  The taxable loss incurred in the U.S. did not result in an offset to income tax expense as the company is in a net operating loss carry forward position for U.S. tax purposes.

Restructuring Actions

Given continued global economic and geopolitical uncertainty, the company took additional action in April to further reduce its general and administrative and infrastructure costs.  The current actions primarily focus on streamlining management positions, administrative and support functions and leveraging research and development investment through co-development efforts with contract manufacturers.  In addition, the company plans to begin outsourcing logistics and factory repair to further reduce operational overheads, increase efficiencies, improve customer service and lower warranty and freight costs. This action is expected to be implemented in the third quarter with cost savings beginning to show up in the fourth quarter of 2003.

Accordingly, the company will record a restructuring charge between $3.5 million and $4.0 million in second quarter (primarily for severance related costs) and between $.5 million and $1.0 million in the third quarter (primarily for vacating manufacturing and warehouse space) in accordance with newly released restructuring accounting rules under SFAS #146.

Outlook

“The sequential revenue decrease experienced in the first quarter was primarily due to economic uncertainty, typical seasonality of the industry, aggressive pricing due to oversupply conditions, and a mix shift towards value-priced SVGA products,” Harker continued. “Weighing all these factors, we anticipate revenues in the second and third quarters will be up slightly from first quarter levels.  We also anticipate continued aggressive pricing behavior from our competitors, however the magnitude and duration is difficult to predict.  We expect that our operating expenses will continue to decline slightly from the first quarter levels as we begin to realize the benefit from cost cutting measures offset by increased sales and marketing expense to launch a series of new products during the summer months and a continued investment in the development of the rear projection TV engine market.  We therefore expect a slight improvement in our operating results in each of the next two quarters from the first quarter as the benefits from the restructuring and cost-reduction actions begin to take effect.

The wild card for us is SARS and what effect it will have on our Asian manufacturing, logistics, marketing, and sales operations.  Accordingly, it remains very difficult to provide financial visibility beyond the third quarter of 2003, but there are some positive economic signs beginning to emerge for the fourth quarter and beyond.”

Summary

“While Q1 results were disappointing, we are quickly taking steps to more effectively operate within this difficult environment and return to profitable growth.  During this period of economic uncertainty, we have continued to make the investments necessary to aggressively reposition the company as a provider of projection solutions by expanding our reach into the home, leveraging our technical expertise into the rear projection television market and investing in the creation of an innovative wireless solution.  In addition, we are working with world-class manufacturing and logistics partners to combine our respective areas of expertise to provide high quality products and an unmatched customer experience at the lowest possible cost.” concluded Harker.

In accordance with SEC FR-59, we have attached a Statement of Reconciliation of GAAP Earnings.

The company will hold a conference call today at 11:00 a.m. eastern time. The session will include brief remarks and a question and answer period. The conference can be accessed by calling (800)-792-9296 (U.S. participants) or (706)-634-2419 (outside U.S. participants), or via live audio Web cast at www.infocus.com.  Upon completion of the call, the Web cast will be archived and accessible on our website for individuals unable to listen to the live telecast.  The conference call replay will also be available through May 2, 2003 by calling (800) 642-1687, ID #9885576.

This press release includes forward-looking statements, including statements related to anticipated revenues, gross margins, expenses, earnings, availability of components and subassemblies manufactured for the company, inventory, backlog and new product introductions.  Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements.  The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: 1) in regard to revenues, gross margins, inventory and earnings uncertainties associated with market acceptance of and demand for the company’s products, the impact competitive and economic factors have on business buying decisions and dependence on third party suppliers; 2) in regard to product availability and backlog, uncertainties associated with manufacturing capabilities, availability of critical components and dependence on third party suppliers; and 3) in regard to new product introductions, ability of the company to make timely delivery of new platforms, uncertainties associated with the development of technology, uncertainties with product quality and availability with the transition to offshore contract manufacturing and the establishment of full manufacturing capabilities, dependence on third party suppliers and intellectual property rights.  Investors are directed to the company’s filings with the Securities and Exchange Commission, including the company’s 2002 Form 10-K, which are available from the company without charge, for a more complete description of the risks and uncertainties relating to forward looking statements made by the company as well as to other aspects of the company’s business.

About InFocus Corporation

InFocus® Corporation (Nasdaq: INFS) (OSE: IFC), the worldwide leader in digital projection technology and services, enhances thinking, learning and creativity in boardrooms, meeting rooms and classrooms and delivers superior home entertainment experiences by vividly projecting larger-than-life images from multiple sources including computers, DVD players, and PDAs. A recognized projection pioneer and innovator, InFocus provides the most comprehensive line of business and home projectors, projector management tools, wireless technology and projection engines.  From the smallest and lightest mobile projectors and feature-packed meeting room products to the finest and most compact home entertainment projection solutions, InFocus has garnered industry acclaim for design, functionality and intuitive solutions.  InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in EMEA and Asia.  For more information, visit the InFocus Corporation web site at www.infocus.com or contact the company toll-free at 800.294.6400 (U.S and Canada) or 503.685.8888 worldwide.

InFocus, Proxima and LP are registered trademarks and ASK and ScreenPlay are trademarks of InFocus Corporation,” and digital Light Processing” and “DLP” are trademarks of Texas Instruments

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InFocus Corporation

Consolidated Statement of Operations

(In thousands, except per share amounts)

	(Unaudited)
	Three months ended March 31,
	2003	2002

Revenue	$145,115	$156,920
Cost of sales	121,056	124,413
Gross profit	$24,059	$32,507

Operating expenses:
Selling and marketing	18,635	21,408
Research and development	9,070	8,969
General and administrative	8,472	12,315
	$36,177	$42,692

Loss from operations	$(12,118)	$(10,185)

Other income (expense), net	699	(1,060)
Loss before income taxes	(11,419)	(11,245)
Provision (benefit) for income taxes	1,045	(3,374)
Net loss	$(12,464)	$(7,871)

Basic loss per share	$(0.32)	$(0.20)

Diluted loss per share	$(0.32)	$(0.20)

Basic shares outstanding	39,348	39,222

Fully diluted shares outstanding	39,348	39,222

InFocus Corporation

Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	March 31,	December 31,
	2003	2002

Assets
Current Assets:
Cash and cash equivalents	$78,048	$104,230
Marketable securities	15,072	10,590
Accounts receivable, net of allowances	103,179	120,668
Inventories, net	125,784	114,773
Other current assets	66,007	64,806
Total Current Assets	388,090	415,067

Marketable securities	4,693	5,857
Property and equipment, net	43,565	45,681
Other assets, net	6,630	6,303
Total Assets	$442,978	$472,908

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$89,838	$107,429
Other current liabilities	38,322	41,687
Total Current Liabilities	128,160	149,116

Other Long-Term Liabilities	2,005	2,289

Shareholders' Equity:
Common stock and additional paid-in capital	164,148	163,795
Other comprehensive income:
Foreign currency translation	12,727	8,874
Unrealized gain on equity securities	2,592	3,024
Retained earnings	133,346	145,810

Total Shareholders' Equity	312,813	321,503

Total Liabilities and Shareholders' Equity	$442,978	$472,908

InFocus Corporation

Reconciliation of GAAP Earnings

(In millions, except per share amounts)

	First Quarter 2003		Fourth Quarter 2002		Change
	EPS	Net Earnings	EPS	Net Earnings	EPS	Net Earnings

GAAP Earnings	$(0.32)	$(12.5)	$(1.22)	$(48.1)	$0.90	$35.6

Restructuring charges, net of income taxes	$—	$—	$0.07	$2.9	$(0.07)	$(2.9)

Earnings excluding restructuring charges	$(0.32)	$(12.5)	$(1.15)	$(45.1)	$0.83	$32.6

Non-operating adjustments:
- Write off of Goodwill	$—	$—	$0.49	$19.2	$(0.49)	$(19.2)
- Write down of Deferred Tax Asset	$—	$—	$0.75	$29.6	$(0.75)	$(29.6)
- Impact of permanent tax items	$—	$—	$(0.17)	$(6.7)	$0.17	$6.7
- Revision to income tax effective rate	$—	$—	$0.02	$0.7	$(0.02)	$(0.7)

Earnings excluding non-operating adjustments	$(0.32)	$(12.5)	$(0.06)	$(2.3)	$(0.26)	$(10.2)

Note:  For additional financial information please visit our Investor Relations web site at infocus.com.